AMENDMENT DATED DECEMBER 16, 1996
                        ALLIED LIFE FINANCIAL CORPORATION
                       LONG-TERM MANAGEMENT INCENTIVE PLAN

         The ALLIED Life Financial Corporation Long-Term Management Incentive Plan (the "Plan") was amended by the Executive Committee of the Board of Directors of ALLIED Life Financial Corporation (the "Company") on December 16, 1996, to reflect the changes set forth below. Capitalized terms used herein shall have the meaning as assigned thereto in the Plan.

         1. Definition of Window Period. The definition of "Window Period" as set forth in Article 2, subsection "ad", is deleted in its entirety.

         2. Committee. The references to Rule 16b-3(c)(2) in the second paragraph of Section 3.1 are amended to read "Rule 16b-3".

         3. Six-Month Holding Period. The second paragraph of Section 6.7 of the Plan is amended by the deletion of the parenthetical "(provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price)".

         4. Rule 16b-3 Requirements. Section 7.9 of the Plan is deleted in its entirety and shall remain reserved for future use.

         5. Amendment and Shareholder Approval. Section 11.1 of the Plan is amended to read in its entirety as follows:

         The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, that no amendment which requires shareholder approval in order for the Plan to continue to satisfy the requirements of Section 422 of the Code, shall be effective unless such amendment shall be approved by the requisite vote of shareholders of the Company entitled to vote thereon.

         6. Share Withholding. Section 12.2 of the Plan is amended to read in its entirety as follows:

         With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date of the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All elections shall be irrevocable, made in writing, and signed by the Participant.

         7. Requirements of Law. The second paragraph of Section 15.3 of the Plan is deleted in its entirety.

         8.  Securities Law Compliance.  The first sentence of Section
15.4 of the Plan is amended to read in its entirety as follows:

         With respect to Insiders, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3 or its successors under the 1934 Act.
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